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                                                                    EXHIBIT 99
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PACIFICORP                                                        NEWS RELEASE
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Scott Hibbs, for investors, (503) 813-7222
Dave Kvamme, for media, (503) 464-6272

September 16, 1998

PACIFICORP EXPECTS EARNINGS SHORTFALL

      Portland, OR - PacifiCorp (NYSE: PPW) announced today that it expects that its 1998 earnings will be below securities analysts' expectations. The company expects that its third quarter earnings could be approximately 50 percent below the FIRST CALL analysts' consensus of $0.41 per share.

      A significant decline in profit margin on U.S. regulated sales is expected to contribute to the company's third quarter earnings shortfall.

      Profit margins on U.S. regulated sales were down significantly in July and August. Purchased power prices were up over the same period of 1997 due in large part to significantly lower availability of low-cost hydroelectric resources in the Northwest region. The company relied heavily on these low-cost resources in lieu of its own higher cost generation to meet wholesale and retail sales demand in 1997. Increased sales, both retail and wholesale, unexpected outages at certain of the company's lower-cost generating plants and the lack of low-cost hydro resources in the region forced the company to make unanticipated higher cost power purchases to meet wholesale and retail sales demand.

      Earnings are also expected to be down in the company's Australian electric business primarily as the result of increases in purchased power costs and the timing of certain other operating expenses. The continued decline in the exchange rate between the U.S. and Australian dollar is also expected to negatively impact earnings.

      In light of these issues and general business conditions, the company believes its earnings for the fourth quarter and full year 1998 also will not meet the current FIRST CALL analysts' consensus of $0.38 and $1.27 per share, respectively.

      Moreover, PacifiCorp is involved in a general rate case in the state of Utah. On September 11, 1998, the Utah Division of Public Utilities (DPU) filed testimony proposing adjustments as part of the company's general rate case that, if ultimately accepted by the Utah Public Service Commission (PSC), could result in a $57.5 million reduction in customer prices.

      The adjustments proposed by the DPU include reduction of the company's authorized rate of return on equity to 10 percent, removal of certain cost items from the company's filed financial results for 1997 and other financial adjustments. Other intervening parties have
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proposed similar types of adjustments that could result in an even larger reduction of customer prices.


      PacifiCorp's revenue requirements testimony, also filed on September 11, 1998, reflects certain adjustments from its original filing. The testimony requests a $6.7 million reduction in customer prices and proposes a new authorized rate of return on equity of 11.25 percent.

      Hearings for the case are scheduled for October, with a final order expected from the PSC by the end of the year. The company is unsure whether and to what extent the potential financial impact, if any, of this order is included in securities analysts' estimates of the company's future earnings.

      Any required adjustments to customer prices would be retroactive to February 1997, which is the date that the DPU and the Committee of Consumer Services in Utah filed a joint petition with the PSC requesting a general rate case.

      The company has received and is analyzing a number of proposals from parties interested in acquiring the company's electric distribution assets in California and Montana. The company expects to announce a proposed transaction in the near future.

      The company and the other owners of the Centralia plant are also continuing to pursue the sale of the plant and the company's adjacent Centralia mine. The outcome of these disposition activities is uncertain, but the company may be required to record a charge, which could be significant, as a result of potential additional reclamation liabilities at the Centralia mine. The amount and timing of any such charge are dependent upon a number of factors, including the results of the sale process, completion of certain reclamation studies at the mine and the regulatory treatment of these costs.

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